News Release
LSBTheBank P.O. Box 867
Lexington, NC 27293-0867 www.lsbnc.com

Contact: Bob Lowe
                336 248.6500

LSB EARNINGS WILL DECLINE IN 4TH QUARTER
Decline Comes from Loan Losses

     LEXINGTON, N. C. (December 12, 2003)—LSB Bancshares, Inc. (NASDAQ: LXBK), parent company of Lexington State Bank, announced today that fourth quarter earnings will decline due to a before tax charge of approximately $2.9 million relating to the write down of two problem credits. This represents a charge of $1.78 million or 20-cents per share, after tax.

     While earnings per share will decline, LSB expects the quarter will be profitable. Earnings will be released in mid-January.

     The adjustment is related to two specific credits that LSB will charge down during the fourth quarter. “While this is disappointing, we have addressed the specific credits and believe our loan quality and underwriting standards remain sound,” said Robert F. Lowe, Chairman/CEO. The allowance for loan losses, as a percentage of outstanding loans, will remain at prior levels.

     “While the write down of the two credits has temporarily impacted our earnings momentum, we anticipate that LSB will resume its earnings growth in the first quarter,” Lowe continued.

     The inability of these two bank borrowers to repay loans, which the bank had outstanding for a period of several years, resulted in the charge. The bank expected that the performance of these companies would improve. These companies, a textile facility and a fixture manufacturer, were meeting their agreed-on terms with the bank until recently, when cash flows ceased. “We have worked with them so they had every opportunity to generate positive cash flows which did not occur,” said Lowe. “Therefore, we believe it is prudent to recognize the charge during this quarter.” Any recovery related to the loans will be reported in the period it is received.

     LSB has earned the “exceptional performance” rating from BauerFinancial, the nation’s leading independent bank rating firm. The third quarter designation marked the 57th consecutive quarter that LSB has earned the 5-Star rating from BauerFinancial. LSB is well capitalized, with an Tier 1 capital ratio of 13.34% compared to the regulatory requirement of 4% and total capital ratio of 14.53% compared to an 8% regulatory requirement, as of September 30, 2003.

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LSB Bancshares
December 12, 2003

     LSB Bancshares will pay shareholders of record on January 1, 2004 a quarterly cash dividend of $.16 per share, an increase of 6.67% compared to the same period one year ago.

     Established in l949, LSB provides banking services from 26 offices in Davidson, Forsyth, Guilford, Randolph and Stokes Counties. Common stock of LSB Bancshares, Inc. is traded on the NASDAQ National Market and is quoted electronically under the symbol LXBK. Additional information about LSB is available on its web site, www.lsbnc.com.

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     Information in this press release contains forward-looking statements. These statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, changes in interest rates, the effects of competition, and the preliminary and final determinations of LSB’s financial results for the fourth quarter of 2003. Additional factors that could cause actual results to differ materially are discussed in LSB’s filing with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligation to revise these statements following the date of the news release.

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